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                                                                     EXHIBIT 5.1



                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]


                                December 23, 1998


Weatherford International, Inc.
5 Post Oak Park, Suite 1760
Houston, Texas  77027-3415

Ladies and Gentlemen:

         We have acted as counsel for Weatherford International, Inc., a Delaware corporation (the "Company"), in connection with the filing by it of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission for registration under the Securities Act of 1933, as amended, of up to 5,052,000 shares (the "Shares") of the Company's common stock, $1.00 par value. The Shares are to be issued in connection with a proposed merger (the "Merger") of Christiana Acquisition, Inc., a Wisconsin corporation and wholly owned subsidiary of the Company ("Sub"), with and into Christiana Companies, Inc., a Wisconsin corporation ("Christiana"), pursuant to an Amended and Restated Agreement and Plan of Merger dated October 14, 1998 (the "Merger Agreement"), by and among the Company, Sub, Christiana and C2, Inc., a Wisconsin corporation.

         In connection with the foregoing, we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the Merger Agreement, the Amended and Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated By-laws of the Company, the corporate proceedings with respect to the Merger and the proposed issuance of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein.

         We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares to be issued by the Company in connection with the Merger have been duly authorized for issuance and, assuming the Merger is approved by the



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Weatherford International, Inc.
December 23, 1998
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stockholders of the Company and the shareholders of Christiana and the Merger is effected, the Shares, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus contained in the Registration Statement.




                                              Very truly yours,



                                              Fulbright & Jaworski L.L.P.